Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Fourth Quarter 2014 Highlights

•	APX Group Reports Record Total Revenue of $152.4 Million, up 14.8% Year over Year

•	Adjusted EBITDA[1] $84.1 Million on a Net Loss of $65.6 Million

•	Total Recurring Monthly Revenue of $48.7 Million, up 15.4% Year over Year

•	LTM Attrition Improves 30 Basis Points Year over Year to 12.5%

Full Year 2014 Highlights

•	Total Revenue of $563.7 Million, up 12.5% Year over Year

•	Adjusted EBITDA $309.4 Million on a Net Loss of $238.7 Million

•	Over 204,000 Net New Smart Home Subscribers Originated

Provo, UT – March 17, 2015 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported results for the fourth quarter and year ended December 31, 2014. APX Group reported total revenue of $152.4 million for the quarter ended December 31, 2014, an increase of 14.8%, as compared to $132.7 million for the same quarter ended December 31, 2013. Total revenue for the year ended December 31, 2014 was $563.7 million, up 12.5% compared to $500.9 million for fiscal 2013, or 16.6% after excluding from the prior-year period the revenue of 2GIG Technologies, Inc., the sale of which was completed on April1, 2013 (the “2GIG Sale”). The increase in total revenue was driven primarily by a 12.4% increase in the subscriber base and a higher percentage of our customers who subscribed for additional Smart Home services.

“2014 was a year of notable achievement for Vivint. We added over 200,000 new security and smart home subscribers and launched our Vivint Sky Smart Home cloud system and proprietary Smart Home panel,” said Todd Pedersen, CEO of APX Group. “The launch of the Sky cloud system pushed our customer adoption rate of additional services to nearly 70%, driving our Average RMR per New Subscriber for the year to an all-time high $61.89.” Mr. Pedersen added, “We also rolled out our high-speed wireless internet service and built out the infrastructure needed to accelerate growth in 2015. Our wireless internet offering, along with the data cloud storage technology we acquired last year, provides a winning bundle in the Smart Home space.

[1]

This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

“From a financial perspective we believe the fundamentals of our core business continue to strengthen, and the investments we’ve made in IT, R&D and G&A will scale nicely going into 2015”, said Mark Davies, CFO of APX Group. Mr. Davies added, “Customer attrition, as expected, has continued to improve, and we’ve seen encouraging progress in servicing costs and customer credits, as we’ve resolved the IT implementation challenges we experienced earlier in 2014. The exit of 2014 marked the completion of Vivint’s planned two-year strategic investment cycle, and taking an aggressive approach to right-sizing operational expenses, we executed a Reduction-in-Force during the fourth quarter. Additionally, our internet business is beginning to scale, exiting 2014 with more than 8,000 customers. In summary, Vivint is well positioned for strong earnings growth in 2015”.

Summary of Key Financial and Portfolio Metrics for the last five quarters

($ in millions, except for subscriber data)

	Three Months Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2013	2014	2014	2014	2014
Total Revenue	$132.7	$130.2	$134.2	$146.9	$152.4
Adjusted EBITDA	$79.8	$77.9	$68.6	$78.8	$84.1
Total RMR(1)	$42.2	$42.0	$45.8	$49.0	$48.7
Total Subscribers(1)	795,500	791,571	851,129	899,174	894,175
Avg. RMR per Subscriber(1)	$53.05	$53.03	$53.84	$54.48	$54.50
Total Net New Originations	20,439	25,004	84,695	73,220	21,545
Avg. RMR per New Subscriber(1)	$57.40	$58.21	$62.61	$62.81	$60.16
Subscriber Account Attrition(2)	12.8%	13.6%	13.7%	12.8%	12.5%

(1)	Total Subscribers and RMR data excludes wireless Internet business and are provided as of each period end
(2)	Subscriber attrition is reported on a LTM basis for each period end and excludes wireless Internet business

Costs and Expenses

Operating expenses were $61.5 million and $202.8 million, respectively, for the quarter and year ended December 31, 2014, compared to $39.9 million and $164.2 million for the same periods in 2013. The increases were primarily related to a growth in our subscriber base, which drove higher labor-related cost in our customer care and field services groups and higher cellular communication fees. Additionally, we increased equipment reserves and ramped our wireless Internet service. Net Service Costs per Subscriber in 2014 decreased to $15.65 from $15.81 in 2013, providing a net service margin of 71% for 2014, excluding operating expenses associated with our wireless Internet service.

Selling expenses, net of capitalized subscriber acquisition costs, were $26.2 million and $107.4 million for the quarter and year ended December 31, 2014 compared to $23.5 million and $98.9 million for the quarter and year ended December 31, 2013. The year over year increases were primarily attributable to higher lead generation costs for the inside sales channel and labor-related costs for sales support and administration. Vivint’s Net Creation Cost Multiple was 31.3x during 2014, excluding its wireless Internet service.

General and administrative (“G&A”) expenses were $33.8 million and $126.1 million for the quarter and year ended December 31, 2014, compared to $31.3 million and $97.2 million for the same periods in 2013. The increases were primarily associated with growth in research and development to support the development and launch of the Vivint Sky Operating system and Sky Control Smart Home panel, information technology, and infrastructure for the wireless Internet business. Other drivers of the year over year increase included a one-time branding campaign and an increase in the allowance for doubtful accounts. The Company initiated a reduction-in-force (“RIF”) in December to right size the cost structure coming out of a heavy investment phase over the last 24 months.

The Company’s net loss for the quarter and year ended December 31, 2014 was $65.6 million and $238.7 million compared to net loss of $37.2 million and $124.5 million for the same periods in 2013. The Company’s net loss for 2013 included a gain of $47 million from the 2GIG Sale. Adjusted EBITDA1 for the Company was $84.1 million and $309.4 million for the quarter and year ended December 31, 2014, as compared to $79.8 million and $292.3 million for the same periods in 2013.

Liquidity

As of December 31, 2014, the Company’s liquidity position on a consolidated basis, defined as cash on hand, marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $188 million.

Subsequent to the end of 2014, we amended and restated the credit agreement governing our revolving credit facility to provide, among other things, for an increase in the aggregate commitments thereunder from $200.0 million to $289.4 million in March 2015.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 6.0x at December 31, 2014.

Conference Call

Vivint will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. EDT today, March 17, 2015. To access the conference call, please dial (877) 201-0168 from the United States and Canada or (647) 788-4901 from outside the United States and Canada and use the conference ID 1699550. A financial results presentation and access to join the webcast will be made available immediately prior to the call on the Investor Relations section of the Company’s website at www.investors.vivint.com/events-presentations/events-calendar. A replay of the webcast will be made available on the Investor Relations section of the Company’s website at www.investors.vivint.com for 30 days following the call.

About Vivint

As a leading smart home technology provider, Vivint offers home security, energy management, home automation, local cloud storage, and high-speed Internet solutions to more than 900,000 customers throughout the United States and Canada. The end-result is a smart home solution that saves you time and money and ultimately simplifies your life. For more information, visit the Company’s website at www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2013 (the “10-K”), and other reports filed with the Securities Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the security and home automation industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the security and home automation industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements; and

•	cost increases or shortages in security and home automation technology products or components.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2013 and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We disclaim any obligations to and do not intend to update the above list or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise.

Certain Definitions

The following definitions are used in this press release for purposes of describing the results in our home security and automation business and except where noted, exclude our wireless internet business.

“Total Subscribers” means the aggregate number of active subscribers at the end of a given period.

“RMR” means the recurring monthly revenue billed to a subscriber.

“Total RMR” means the aggregate RMR billed for all subscribers.

“Average RMR per Subscriber” means the Total RMR divided by Total Subscribers. This is also commonly referred to as Average Revenue per User, or “ARPU.”

“Average RMR per New Subscriber” means the aggregate RMR for new subscribers originated during a period divided by the number of new subscribers originated during such period.

“Attrition” means the aggregate number of canceled subscribers during a period divided by the monthly weighted average number of total subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by the Company, or if payment from such subscribers is deemed uncollectible (120 days past due). Sales of contracts to third parties and certain moves are excluded from the attrition calculation.

“Net Subscriber Acquisition Costs” means direct and indirect costs to create a new subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees and up sell revenue. These costs exclude residuals and long-term equity direct to home expenses.

“Net Creation Cost Multiple” means total Net Subscriber Acquisition Costs, divided by the number of new subscribers originated, and then divided by the Average RMR per New Subscriber.

“Net Service Cost” means total service costs, including monitoring, customer service, field service and overhead costs, less total service revenue divided by total service subscribers.

“Net Service Margin” means Avg. RMR per Subscriber less Net Service Costs divided by Avg. RMR per Subscriber.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Monitoring revenue	$144,313	$125,786	$537,695	$460,130
Service and other sales revenue	6,910	6,233	21,980	39,135
Activation fees	1,207	692	4,002	1,643

Total revenues	152,430	132,711	563,677	500,908

Costs and expenses:
Operating expenses (exclusive of depreciation and amortization shown separately below)	61,466	39,885	202,769	164,221
Selling expenses	26,168	23,490	107,370	98,884
General and administrative expenses	33,830	31,267	126,083	97,177
Depreciation and amortization	59,762	52,539	221,324	195,506

Total costs and expenses	181,226	147,181	657,546	555,788

Loss from operations	(28,796)	(14,470)	(93,869)	(54,880)

Other expenses (income):
Interest expense	38,033	31,167	147,511	114,476
Interest income	—	(406)	(1,455)	(1,493)
Other (income) expenses	(2,017)	(309)	(1,779)	(76)
Gain on 2GIG Sale	—	256	—	(46,866)

Loss from continuing operations before income taxes	(64,812)	(45,178)	(238,146)	(120,921)
Income tax expense (benefit)	833	(8,006)	514	3,592

Net loss	$(65,645)	$(37,172)	$(238,660)	$(124,513)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$10,807	$261,905
Restricted cash and cash equivalents	14,214	14,375
Accounts receivable, net	8,739	2,593
Inventories, net	36,157	29,260
Prepaid expenses and other current assets	15,454	13,870

Total current assets	85,371	322,003

Property and equipment, net	62,790	35,818
Subscriber contract costs, net	548,073	288,316
Deferred financing costs, net	52,158	59,375
Intangible assets, net	703,226	840,714
Goodwill	841,522	836,318
Restricted cash and cash equivalents, net of current portion	—	14,214
Long-term investments and other assets, net	10,533	27,676

Total assets	$2,303,673	$2,424,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,324	$24,004
Accrued payroll and commissions	37,979	46,007
Accrued expenses and other current liabilities	28,862	33,118
Deferred revenue	33,226	26,894
Current portion of capital lease obligations	5,549	4,199

Total current liabilities	136,940	134,222

Notes payable, net	1,863,155	1,762,049
Revolving line of credit	20,000	—
Capital lease obligations, net of current portion	10,655	6,268
Deferred revenue, net of current portion	32,504	18,533
Other long-term obligations	6,906	3,905
Deferred income tax liabilities	9,027	9,214

Total liabilities	2,079,187	1,934,191

Stockholders’ equity:
Common stock, $0.01 par value, 100 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	636,724	652,488
Accumulated deficit	(393,275)	(154,615)
Accumulated other comprehensive loss	(18,963)	(7,630)

Total stockholders’ equity	224,486	490,243

Total liabilities and stockholders’ equity	$2,303,673	$2,424,434

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Year Ended December 31,
	2014	2013
Net loss	(238,660)	(124,513)
Net cash provided by operating activities	3,349	79,425
Net cash used in investing activities	(363,645)	(176,477)
Net cash provided by financing activities	109,432	350,986
Effect of exchange rate changes on cash	(234)	(119)

Net (decrease) increase in cash	(251,098)	253,815
Cash:
Beginning of period	261,905	8,090

End of period	10,807	261,905

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA, is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States. It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of our Solar variable interest entity and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of non-cash depreciation of tangible assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Adjusted EBITDA also eliminates the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance. Adjusted EBITDA is also used by us to measure covenant compliance under the indenture governing our existing senior secured notes, the indenture governing our existing senior unsecured notes and the credit agreement governing our revolving credit facility.

See the tables below for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

		Three Months Ended
	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Net loss	$(37.2)	$(47.3)	$(66.3)	$(59.5)	$(65.6)
Interest expense, net	30.8	35.1	35.1	37.8	38.0
Other (income) expense, net	(0.3)	(0.3)	(0.1)	0.5	(2.0)
Income tax expense	(8.0)	0.2	0.7	(1.3)	0.8
Depreciation and amortization (i)	43.1	40.0	40.4	40.8	41.4
Amortization of capitalized creation costs	9.4	10.3	12.9	17.1	18.4
Non-capitalized subscriber acquisition costs (ii)	22.9	26.9	33.9	35.9	38.3
Non-cash compensation (iii)	0.6	0.5	0.5	0.5	0.5
Gain on 2GIG Sale (iv)	0.2	—	—	—	—
Transaction costs related to 2GIG Sale (v)	—	—	—	—	—
Transaction related costs	0.2	—	—	—	—
Other Adjustments (vi)	18.1	12.5	11.5	6.9	14.3

Adjusted EBITDA	$79.8	$77.9	$68.6	$78.8	$84.1

	Year Ended December 31,
	2013	2014
Net loss	$(124.5)	$(238.7)
Interest expense, net	113.0	146.1
Other (income) expense, net	(0.1)	(1.8)
Income tax expense (benefit)	3.6	0.5
Depreciation and amortization (i)	173.3	162.6
Amortization of capitalized creation costs	22.2	58.7
Non-capitalized subscriber acquisition costs (ii)	101.0	135.0
Non-cash compensation (iii)	1.9	1.9
Gain on 2GIG Sale (iv)	(46.9)	—
Transaction costs related to 2GIG Sale (v)	5.5	—
Transaction related costs	0.8	—
Other Adjustments (vi)	42.5	45.1

Adjusted EBITDA	$292.3	$309.4

(i)	Excludes loan amortization costs that are included in interest expense.
(ii)	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases and, as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iii)	Reflects non-cash compensation costs related to employee and director stock and stock option plans.
(iv)	Non-recurring gain on the 2GIG Sale.
(v)	Bonuses and transaction related costs associated with the 2GIG Sale.
(vi)	Other Adjustments including certain items such as product development costs, fire related expenses and reimbursements, subcontracted monitoring fee savings, and other similar adjustments.